NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:	Scott D. Nogles, Chief Financial Officer
(860) 253-5200

New England Bancshares, Inc. Reports Second Quarter Net Income of $849,000, a $548,000 Improvement, and a
$1.4 Million Increase for the Six Months
Ended September 30, 2010

ENFIELD, CT, October 20, 2010 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, today announced net income for the quarter ended September 30, 2010 of $849,000, or $0.14 per diluted share as compared to $301,000, or $0.05 per diluted share, for the quarter ended September 30, 2009.  For the six months ended September 30, 2010 the Company reported net income of $1.5 million, or $0.26 per diluted share, as compared to $120,000, or $0.02 per diluted share, for the same period last year.  The increases were primarily attributable to higher net interest income and higher noninterest income for the current year periods.

President’s Comments:

President and CEO David J. O’Connor commented, “The Company’s core operating earnings has remained strong as evidenced by our increasing net interest income and strong net interest margin.  However, economic uncertainty has slowed the growth in our loan portfolio, as loan demand by credit worthy borrowers continues to be low.  The Company’s focus continues to be increasing earnings per share and book value while serving the needs of our customers and the local community.”

Results – Second Quarter, September 30, 2010:
•
Net interest income was $5.5 million for the three months ended September 30, 2010, an increase of $841,000, or 18.0%, compared to the same quarter last year.  The Company has seen expansion in its net interest margin which rose to 3.52% for the quarter ended September 30, 2010 from 3.00% for the quarter ended September 30, 2009.

•
Net loans decreased $1.5 million to $514.1 million at September 30, 2010.  During the quarter ended September 30, 2010, the Company sold $5.7 million of long-term fixed rate residential loans in part to manage interest rate risk and recorded a gain on sale of loans of $217,000.  If rates remain low it is anticipated that the Company will continue to sell fixed rate residential mortgages.  At September 30, 2010 the Company had $1.8 million of loans held for sale.

•
Non-interest expense for the quarter ended September 30, 2010 was $4.6 million, or $364,000 higher than the previous year period.  The primary cause of the increase is the $282,000 increase in other real estate owned expense.

•	Non-accruing loans were $10.6 million at September 30, 2010 versus $9.0 million at March 31, 2010.
•	The Company has ample liquidity, ending the current quarter with $60.2 million in cash and cash equivalents. Management will seek to prudently deploy these funds into loans and securities.
•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 7.32%.

Results – Six Months Ended September 30, 2010:
•
For the six months ended September 30, 2010 assets increased $15.9 million, or 2.4% and deposits increased $16.6 million, or 3.2%.  The loan portfolio decreased $1.5 million, or 0.3%, as the Company started selling its long-term fixed rate residential mortgages originated during the period into the secondary market.  This decision was made to reduce the Company’s interest rate risk associated with holding 30 year residential loans at historically low rates.

•	Net interest income was $11.0 million, an increase of $2.5 million, or 29.0%, compared to the six months ended September 30, 2009.
•
The provision for loan losses amounted to $1.3 million and $1.4 million for the six months ended September 30, 2010 and 2009, respectively.  For the current year period the Company recorded $519,000 of charge-offs and the ratio of the allowance for loan losses to total loans increased to 1.04% at September 30, 2010.

•
Operating expenses totaled $8.9 million for the six months ended September 30, 2010, a $417,000 increase from the same period last year.  Core operating expenses remained relatively flat however the Company had a $360,000 increase in other real estate owned expense.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Net interest and dividend income	$5,506	$4,665	$11,027	$8,548
Provision for loan losses	648	704	1,307	1,384
Non-interest income	1,022	611	1,582	1,297
Non-interest expense	4,551	4,187	8,897	8,480
Net income	849	301	1,530	120
Earnings per share:
Basic	$0.14	$0.05	$0.26	$0.02
Diluted	0.14	0.05	0.26	0.02

Dividends per share	$0.02	$0.02	$0.04	$0.04

Balance Sheet Data	September 30, 2010	March 31, 2010
Total assets	$690,998	$675,059
Total loans, net	514,052	515,504
Allowance for loan losses	5,413	4,625
Other real estate owned	1,700	2,846
Total deposits	534,171	517,572
Repurchase agreements	28,669	23,460
FHLB advances	49,261	56,860
Total equity	69,701	67,907
Book value per share	11.30	11.00
Tangible book value per share	8.34	8.00

Key Ratios	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Return on average assets	0.49%	0.18%	0.44%	0.04%
Return on average equity	4.90%	1.79%	4.44%	0.36%
Net interest margin	3.52%	3.00%	3.55%	2.92%

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